
CUSIP 84758010                                            13G                                            Page 1 of 19
---------------------------------------------------------------------------------------------------------------------


                                         SECURITIES AND EXCHANGE COMMISSION
                                               Washington, D.C. 20549

                                                    Schedule 13G
                                                   (Rule 13d-102)

                              INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                                     UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                                 (Amendment No.2)*



                                              SpectraLink Corporation
---------------------------------------------------------------------------------------------------------------------
                                                  (Name of Issuer)


                                                    Common Stock
---------------------------------------------------------------------------------------------------------------------
                                           (Title of Class of Securities)


                                                      84758010
---------------------------------------------------------------------------------------------------------------------
                                                   (CUSIP Number)




*The  remainder  of this  cover page shall be filled out for a  reporting  person's  initial  filing on this form with respect to the subject class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The  information  required  on the  remainder  of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities  Exchange Act of 1934 ("Act") or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                            (Continued on following pages)

                                                  Page 1 of 20 Pages





CUSIP 84758010                                             13G                                           Page 2 of 19
---------------------------------------------------------------------------------------------------------------------




------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Technology Venture Investors - 3, L.P. ("TVI-3")
                      Tax ID Number:    94-2944879
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b)  [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      California
------------ --------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          576,221 shares, except that TVI Management-3, L.P. ("TVIM-3"), the
           BENEFICIALLY                       general partner of TVI-3, may be deemed to have sole voting power,
      OWNED BY EACH REPORTING                 and John Johnston ("Johnston"), Robert C. Kagle ("Kagle"), David F.
              PERSON                          Marquardt ("Marquardt"), Burton J. McMurtry ("McMurtry") and Mark G.
               WITH                           Wilson ("Wilson"),  the members of TVIM-3,  may  be  deemed  to  have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              576,221 shares, except that TVIM-3, the general partner of TVI-3, may be deemed to have sole dispositive power, and Johnston, Kagle, Marquardt,
                                              McMurtry and Wilson, the members of TVIM-3, may be deemed to have shared power to dispose of these shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       576,221
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    3.01%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP 84758010                                             13G                                           Page 3 of 19
---------------------------------------------------------------------------------------------------------------------


------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      TVI Management - 3, L.P. ("TVIM-3")
                      Tax ID Number:    94-2944878
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      California
------------ ---------------------------------------------------------------------------------------------------------

         NUMBER OF SHARES            5        SOLE VOTING POWER
           BENEFICIALLY                       587,364 shares, of which 11,143 are directly owned by TVIM-3 and
  OWNED BY EACH REPORTING PERSON              576,221 shares are directly owned by TVI-3.  TVIM-3 is the general
               WITH                           partner of TVI-3 and may be deemed to have sole power to vote to such shares. Johnston, Kagle, Marquardt,  McMurtry  and  Wilson, the  members  of  TVIM-3,  may  be deemed  to have  shared  power  to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              587,364  shares,  of which  11,143 are  directly  owned by TVIM-3 and
                                              576,221  shares are directly owned by TVI-3. TVIM-3 is the general partner of TVI-3 and may be deemed to have sole  power to  dispose of such  shares.  Johnston,  Kagle, Marquardt,  McMurtry  and  Wilson,
                                              the  members  of  TVIM-3,  may  be deemed  to have  shared  power  to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       587,364
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    3.07%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP 84758010                                             13G                                           Page 4 of 19
---------------------------------------------------------------------------------------------------------------------



------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Technology Ventures Investors - 4, L.P. ("TVI-4")
                      Tax ID Number:    94-3088804
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          1,419,403 shares, except that TVI Management-4, L.P. ("TVIM-4"), the
           BENEFICIALLY                       general partner of TVI-4, may be deemed to have sole voting power and
          OWNED BY EACH                       Johnston, Kagle, Marquardt, McMurtry and Wilson, the members of
            REPORTING                         TVIM-4,  may be deemed to have shared power to vote these shares.
              WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,419,403 shares, except that TVIM-4, the general partner of TVI-4, may be deemed to have sole dispositive power and Johnston, Kagle, Marquardt,
                                              McMurtry and Wilson, the members of TVIM-4, may be deemed to have shared power to dispose these shares.
                                     --------  ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,419,403
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.42%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP 84758010                                             13G                                           Page 5 of 19
---------------------------------------------------------------------------------------------------------------------



------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      TVI Partners - 4, L.P. ("TVIP-4")
                      Tax ID Number:    94-3084677
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b)  [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ --------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          165,904 shares, except that TVIM-4, the general partner of TVIP-4,
           BENEFICIALLY                       may be deemed to have sole voting power and Johnston, Kagle,
          OWNED BY EACH                       Marquardt,  McMurtry and Wilson, the members of TVIM-4,  may be
             REPORTING                        deemed to have shared  power to vote these shares.
               WITH
                                     -------- -----------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              165,904 shares, except that TVIM-4, the general partner of TVIP-4, may be deemed to have sole dispositive power and Johnston, Kagle, Marquardt,
                                              McMurtry and Wilson, the members of TVIM-4, may be deemed to have shared power to dispose of these shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       165,904
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.87%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP 84758010                                             13G                                           Page 6 of 19
---------------------------------------------------------------------------------------------------------------------



------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      TVI Associates - 4 1988, L.P. ("TVIA `88-4")
                      Tax ID Number:    94-3084676
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          10,152 shares,  except that TVIM-4,  the general partner of
           BENEFICIALLY                       TVIA `88-4,   may be deemed to have sole voting power and
          OWNED BY EACH                       Johnston, Kagle, Marquardt,  McMurtry and Wilson, the members of
            REPORTING                         TVIM-4,  may be deemed   to have shared  power to vote these shares.
             PERSON
              WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              10,152 shares, except that TVIM-4, the general partner of TVIA `88-4, may be deemed to have sole dispositive power and Johnston, Kagle,
                                              Marquardt, McMurtry and Wilson, the members of TVIM-4, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       10,152
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF
             CLASS                                                                                  0.05%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP 84758010                                             13G                                           Page 7 of 19
---------------------------------------------------------------------------------------------------------------------




------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      TVI Management - 4, L.P. ("TVIM-4")
                      Tax ID Number:    94-3088676
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

         NUMBER OF SHARES            5        SOLE VOTING POWER
           BENEFICIALLY                       1,595,459 shares, of which 1,419,403 shares are directly owned by
          OWNED BY EACH                       TVI-4,  165,904  shares are directly owned by TVIP-4, and 10,152 shares
         REPORTING PERSON                     are directly owned by TVIA `88-4. TVIM-4 is the general partner of
              WITH                            TVI-4, TVIP-4, and TVIA `88-4, and may be deemed to have sole power to vote such shares. Johnston, Kagle, Marquardt, McMurtry and Wilson, the members of TVIM-4, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,595,459 shares, of which 1,419,403 shares are directly owned by TVI-4,
                                              165,904 shares are directly owned by TVIP-4, and 10,152 shares are directly owned by TVIA `88-4. TVIM-4 is the general partner of TVI-4,
                                              TVIP-4, and TVIA `88-4, and may be deemed to have sole power to dispose of such shares. Johnston, Kagle, Marquardt, McMurtry and Wilson, the members of TVIM-4, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,595,459
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.34%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------


                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP 84758010                                             13G                                           Page 8 of 19
---------------------------------------------------------------------------------------------------------------------




------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Robert C. Kagle ("Kagle")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------ ---------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES            5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
          OWNED BY EACH
        REPORTING PERSON
              WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              2,182,823 shares, of which 576,221 shares are directly owned by TVI-3,
                                              11,143 shares are directly owned by TVIM-3, 1,419,403 shares are directly owned by TVI-4, 165,904 shares are directly owned by TVIP-4, and 10,152 shares are directly owned by TVIA `88-4. Kagle is a member of
                                              TVIM-3, the general partner of TVI-3, and is a member of TVIM-4, the general partner of TVI-4, TVIP-4, and TVIA `88-4, and may be deemed to have shared power to vote such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,182,823 shares, of which 576,221 shares are directly owned by TVI-3,
                                              11,143 shares are directly owned by TVIM-3, 1,419,403 shares are directly owned by TVI-4, 165,904 shares are directly owned by TVIP-4, and 10,152 shares are directly owned by TVIA `88-4. Kagle is a member of
                                              TVIM-3, the general partner of TVI-3, and is a member of TVIM-4, the general partner of TVI-4, TVIP-4, and TVIA `88-4, and may be deemed to have shared power to dispose of such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,182,823
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.41%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP 84758010                                             13G                                           Page 9 of 19
---------------------------------------------------------------------------------------------------------------------




------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      David F. Marquardt ("Marquardt")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------ ---------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES            5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
  OWNED BY EACH REPORTING PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              2,182,823 shares, of which 576,221 shares are directly owned by TVI-3,
                                              11,143 shares are directly owned by TVIM-3, 1,419,403 shares are directly owned by TVI-4, 165,904 shares are directly owned by TVIP-4, and 10,152 shares are directly owned by TVIA `88-4. Marquardt is a member of TVIM-3, the general partner of TVI-3, and is a member of
                                              TVIM-4, the general partner of TVI-4, TVIP-4, and TVIA `88-4, and may be deemed to have shared power to dispose of such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,182,823 shares, of which 576,221 shares are directly owned by TVI-3,
                                              11,143 shares are directly owned by TVIM-3, 1,419,403 shares are directly owned by TVI-4, 165,904 shares are directly owned by TVIP-4, and 10,152 shares are directly owned by TVIA `88-4. Marquardt is a member of TVIM-3, the general partner of TVI-3, and is a member of
                                              TVIM-4, the general partner of TVI-4, TVIP-4, and TVIA `88-4, and may be deemed to have shared power to vote such shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,182,823
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.41%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP 84758010                                             13G                                          Page 10 of 19
---------------------------------------------------------------------------------------------------------------------




------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Burton J. McMurtry ("McMurtry")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------ ---------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES            5        SOLE VOTING POWER
           BENEFICIALLY                       20,000 shares
  OWNED BY EACH REPORTING PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              2,182,823 shares, of which 576,221 shares are directly owned by TVI-3,
                                              11,143 shares are directly owned by TVIM-3, 1,419,403 shares are directly owned by TVI-4, 165,904 shares are directly owned by TVIP-4, and 10,152 shares are directly owned by TVIA `88-4. McMurtry is a member of TVIM-3, the general partner of TVI-3, and is a member of TVIM-4, the general partner of TVI-4, TVIP-4, and TVIA `88-4, and may be deemed to have shared power to vote such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              20,000 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,182,823 shares, of which 576,221 shares are directly owned by TVI-3,
                                              11,143 shares are directly owned by TVIM-3, 1,419,403 shares are directly owned by TVI-4, 165,904 shares are directly owned by TVIP-4, and 10,152 shares are directly owned by TVIA `88-4. McMurtry is a member of TVIM-3, the general partner of TVI-3, and is a member of TVIM-4, the general partner of TVI-4, TVIP-4, and TVIA `88-4, and may be deemed to have shared power to dispose of such shares.

------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,202,823
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.51%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP 84758010                                             13G                                          Page 11 of 19
---------------------------------------------------------------------------------------------------------------------




------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Mark G. Wilson ("Wilson")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------ ---------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES            5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
  OWNED BY EACH REPORTING PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              2,182,823 shares, of which 576,221 shares are directly owned by TVI-3,
                                              11,143 shares are directly owned by TVIM-3, 1,419,403 shares are directly owned by TVI-4, 165,904 shares are directly owned by TVIP-4, and 10,152 shares are directly owned by TVIA `88-4. Wilson is a member of TVIM-3, the general partner of TVI-3, and is a member of TVIM-4, the general partner of TVI-4, TVIP-4, and TVIA `88-4, and may be deemed to have shared power to vote such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,182,823 shares, of which 576,221 shares are directly owned by TVI-3,
                                              11,143 shares are directly owned by TVIM-3, 1,419,403 shares are directly owned by TVI-4, 165,904 shares are directly owned by TVIP-4, and 10,152 shares are directly owned by TVIA `88-4. Wilson is a member of TVIM-3, the general partner of TVI-3, and is a member of TVIM-4, the general partner of TVI-4, TVIP-4, and TVIA `88-4, and may be deemed to have shared power to dispose of such shares.

------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,182,823
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.41%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------
                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP 84758010                                             13G                                          Page 12 of 19
---------------------------------------------------------------------------------------------------------------------



------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      John R. Johnston ("Johnston")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------ ---------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES            5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
  OWNED BY EACH REPORTING PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              2,182,823 shares, of which 576,221 shares are directly owned by TVI-3,
                                              11,143 shares are directly owned by TVIM-3, 1,419,403 shares are directly owned by TVI-4, 165,904 shares are directly owned by TVIP-4, and 10,152 shares are directly owned by TVIA `88-4. Johnston is a member of TVIM-3, the general partner of TVI-3, and is a member of TVIM-4, the general partner of TVI-4, TVIP-4, and TVIA `88-4, and may be deemed to have shared power to vote such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,182,823 shares, of which 576,221 shares are directly owned by TVI-3,
                                              11,143 shares are directly owned by TVIM-3, 1,419,403 shares are directly owned by TVI-4, 165,904 shares are directly owned by TVIP-4, and 10,152 shares are directly owned by TVIA-4. Johnston is a member of
                                              TVIM-3, the general partner of TVI-3, and is a member of TVIM-4, the general partner of TVI-4, TVIP-4, and TVIA-4, and may be deemed to have shared power to dispose of such shares.

------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,182,823
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.41%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------
                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP 84758010                                             13G                                          Page 13 of 19
---------------------------------------------------------------------------------------------------------------------



ITEM 1(a).        NAME OF ISSUER

                  SpectraLink Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  5755 Central Avenue
                  Boulder, CO 80301

ITEM 2(a).        NAME OF PERSONS FILING:
                  -----------------------

                  This statement is filed by Technology Venture Investors-3, L.P., a California limited partnership
                  ("TVI-3"), TVI Management-3, L.P., a California limited partnership ("TVIM-3"), Technology Venture
                  Investors-4, L.P., a Delaware limited partnership ("TVI-4"), TVI Partners-4, L.P., a Delaware limited partnership ("TVIP-4"), TVI Associates-4 1988, L.P., a Delaware limited partnership ("TVIA
                  `88-4"), TVI Management-4, L.P., a Delaware limited partnership ("TVIM-4"), Robert C. Kagle
                  ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry ("McMurtry"), Mark G. Wilson
                  ("Wilson") and John R. Johnston ("Johnston") The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  TVIM-3 is the general partner of TVI-3, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by TVI-3. Kagle, Marquardt, McMurtry, Wilson and
                  Johnston are members of TVIM-3, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by TVI-3 and TVIM-3.

                  TVIM-4 is the general partner of TVI-4, TVIP-4, and TVIA `88-4, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by TVI-4, TVIP-4, and TVIA
                  `88-4. Kagle, Marquardt, McMurtry, Wilson and Johnston are members of TVIM-4, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by
                  TVI-4, TVIP-4, and TVIA `88-4.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal  office for each of the Reporting
                  Persons is:

                  Technology Venture Investors
                  2480 Sand Hill Road, Suite 101
                  Menlo Park, CA  94025
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CUSIP 84758010                                             13G                                          Page 14 of 19
---------------------------------------------------------------------------------------------------------------------



ITEM 2(c)         CITIZENSHIP:
                  ------------

                  TVI-3 and TVIM-3 are California limited partnerships, TVI-4, TVIM-4, TVIP-4, and TVIA `88-4 are
                  Delaware limited partnerships, and Kagle, Marquardt, McMurtry, Wilson and Johnston are United States
                  citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  -------------

                  CUSIP # 74837P10

ITEM 3.           Not Applicable



ITEM 4.           OWNERSHIP:
                  ----------

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                       (a)      Amount beneficially owned:
                                 -------------------------

                                See Row 9 of cover  page for each  Reporting Person.

                       (b)      Percent of Class:
                                 ----------------

                                See Row 11 of cover page for each  Reporting Person.

                       (c)      Number of shares as to which such person has:
                                 --------------------------------------------

                                    (i)      Sole power to vote or to direct the vote:
                                             -----------------------------------------

                                             See Row 5 of cover page for each Reporting Person.

                                    (ii)     Shared power to vote or to direct the vote:
                                             -------------------------------------------

                                             See Row 6 of cover page for each Reporting Person.

                                    (iii)    Sole power to dispose or to direct the disposition of:
                                             ------------------------------------------------------

                                             See Row 7 of cover page for each Reporting Person.

                                    (iv)     Shared power to dispose or to direct the disposition of:
                                             --------------------------------------------------------

                                             See Row 8 of cover page for each Reporting Person.
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CUSIP 84758010                                             13G                                          Page 15 of 19
---------------------------------------------------------------------------------------------------------------------



ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  ---------------------------------------------

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
                  ---------------------------------------------------------------

                  Under certain circumstances set forth in the limited partnership agreements of TVI-4, TVIP-4, TVIA
                  `88-4, TVIM-4, TVI-3, and TVIM-3, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM7.            IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
                  ----------------------------------------------------------------------------------------------------
                  THE PARENT HOLDING COMPANY:
                  ---------------------------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  ---------------------------------------------------------

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
                  ------------------------------

                  Not applicable

ITEM 10.          CERTIFICATION:
                  -------------

                  Not applicable


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CUSIP 84758010                                             13G                                          Page 16 of 19
---------------------------------------------------------------------------------------------------------------------




                                                      SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated February 13, 2001

Entities:         Technology Venture Investors-4, L.P.
                  TVI Partners-4, L.P.
                  TVI Associates-4 1988, L.P.
                  Technology Venture Investors-3, L.P.
                  TVI Management-3, L.P.
                  TVI Management-4, L.P.

                                                                       By: /s/ Mark G. Wilson
                                                                           -----------------------
                                                                       Mark G. Wilson, Attorney-in-Fact
                                                                       for the above listed entities

Individuals:      Mark G. Wilson
                  John Johnston
                  Robert C. Kagle
                  David F. Marquardt
                  Burton J. McMurtry

                                                                       By: /s/ Mark G. Wilson
                                                                           -----------------------
                                                                       Mark G. Wilson, Attorney-in-Fact
                                                                       for the above listed individuals


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CUSIP 84758010                                             13G                                          Page 17 of 19
---------------------------------------------------------------------------------------------------------------------







                                                     EXHIBIT INDEX


                                                                                                 Found on
                                                                                               Sequentially
Exhibit                                                                                        Numbered Page
-------                                                                                        -------------

Exhibit A:  Agreement of Joint Filing                                                               18

Exhibit B:  Reference to Mark G. Wilson as Attorney-in-Fact                                         19


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CUSIP 84758010                                             13G                                          Page 18 of 19
---------------------------------------------------------------------------------------------------------------------





                                                       EXHIBIT A



                                               Agreement of Joint Filing

         The Reporting persons have agreed that a single Schedule 13G (or any amendment thereto) relating to the
Common Stock of SpectraLink Corporation shall be filed on behalf of each of the Reporting Persons. Note that a copy of the applicable Agreement of Joint Filing is already filed with the appropriate agencies.





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CUSIP 84758010                                             13G                                          Page 19 of 19
---------------------------------------------------------------------------------------------------------------------





                                                       EXHIBIT B


                                    Reference to Mark G. Wilson as Attorney-in-Fact

Mark G. Wilson has signed the enclosed documents as Attorney-in-Fact. Note that copies of the applicable Power of
Attorney are already on file with the appropriate agencies.



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